As filed with the Securities and Exchange Commission on March 17, 2023 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ROBLOX CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	20-0991664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Roblox Corporation 970 Park Place San Mateo, California 94403
(Address, including zip code, of Registrant’s principal executive offices)

Deferred Compensation Plan
(Full title of the plan)

David Baszucki Founder, President and Chief Executive Officer 970 Park Place San Mateo, California 94403 (Name and address of agent for service)
888-858-2569 (Telephone number, including area code, of agent for service)

Copies to:

Michael Coke Lianna Whittleton Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 650-493-9300	Mark Reinstra Adele Freedman Roblox Corporation 970 Park Place San Mateo, California 94403 (888) 858-2569

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Roblox Corporation (the “Registrant”) for the purpose of registering $200,000,000 of deferred compensation obligations of the Registrant under the Registrant’s Deferred Compensation Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 28, 2023 (the “Annual Report”); and
(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than the portions of these documents not deemed to be filed).
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregister all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
The securities being registered pursuant to this Registration Statement represent unsecured general obligations of the Registrant (the “Obligations”) to pay deferred compensation in the future in accordance with the terms of the Plan. The Obligations rank equally with other unsecured and unsubordinated indebtedness of the Registrant.
Non-employee directors of the Registrant and, as determined by the committee that administers the Plan (the “Committee”) in its sole discretion, members of a “select group of management or highly compensated employees” (within the meaning of Title I of the Employee Retirement Income Security Act (“ERISA”)) of the Registrant and its subsidiaries, who have been selected by the Committee, in its sole discretion, may voluntarily elect to participate in the Plan.
Unless otherwise determined by the Committee and as set forth in the Plan, eligible employee participants may elect annually to defer up to 90% of their base salary and up to 100% of their cash bonus compensation, if any, and eligible non-employee director participants may elect annually to defer up to 100% of their cash director fees. Unless otherwise determined by the Committee and as set forth in the Plan, eligible participants also may elect annually to defer up to 100% of any restricted stock units (“RSUs”) and/or up to 100% of any performance stock units (“PSUs”) granted under the Registrant’s 2020 Equity Incentive Plan, as amended (the “Equity Plan”).
A Plan participant’s deferral contributions for a calendar year are credited to the participant’s book entry account(s) under the Plan for such year, as applicable.

Any deferred cash amounts under the Plan are deemed invested in one or more hypothetical investment funds available under the Plan, as elected by the participant in accordance with the Plan’s procedures. Any deferred RSUs and/or deferred PSUs under the Plan (together, “Stock Unit Deferrals”) will, at the time the Stock Unit Deferrals would otherwise vest and become transferable to the participant under the terms of the Equity Plan, but for the participant’s election to defer, be reflected on the Registrant’s books as an unfunded, unsecured promise to deliver to the participant a specified number of shares of Class A common stock of the Registrant (“Shares”) in the future. Any Stock Unit Deferrals will be credited with any dividend equivalents, as specified in the Plan.
The Obligations generally are payable upon the earliest to occur of a participant’s separation from service or the date(s) elected by the participant. Upon a qualifying disability, a death, or a qualifying change in control of the Registrant, the Obligations generally become immediately payable in a lump sum. The Obligations also may become payable upon a participant’s qualifying unforeseeable emergency. However, any Stock Unit Deferrals will only be payable to the extent vested under the terms of the Equity Plan and related award agreements.
The Obligations generally are payable in the form of a lump sum cash payment or, in certain circumstances, in annual cash installment payments, as elected by the participant in accordance with the terms of the Plan. Any distributions representing Stock Unit Deferrals are payable in Shares issued pursuant to the Equity Plan, provided that any fractional Shares are rounded down to the nearest whole share. This Registration Statement relates to the registration of the Obligations and not the registration of any Shares issuable upon settlement of any Stock Unit Deferrals.
The Obligations are not subject to sale, assignment, transfer, pledge, anticipation or mortgage and cannot otherwise be encumbered, transferred, hypothecated, alienated or conveyed in advance of their payment. Before actual payment, the Obligations also are not subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor are they transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency or transferable to a spouse as a result of a property settlement or otherwise, including, but not limited to, a domestic relations order. A participant may, in accordance with the Plan’s procedures, designate one or more beneficiaries to receive any Plan benefits payable upon the participant’s death.
However, the Obligations are subject to any policy of the Registrant or any affiliate that provides for forfeiture, disgorgement or clawback with respect to incentive compensation, including any Stock Unit Deferrals, and are further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards.
The Registrant may, in its discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay the Obligations, which assets will be subject to the claims of the Registrant’s general (unsecured) creditors. Any such rabbi trust will be constructed to constitute an unfunded arrangement that will not affect the status of the Plan as an unfunded plan for purposes of ERISA or the Internal Revenue Code. The Obligations may be paid from the general assets of the Registrant or from the assets of any such rabbi trust.
The Registrant reserves the right to amend or terminate the Plan at any time without the consent of participants or their beneficiaries, provided that no amendment or termination may reduce the amount credited to any participant’s Plan account at the date of amendment or termination.
The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Plan participant or beneficiary will be responsible for enforcing their own rights, if any, with respect to the Obligations.
The foregoing is not a complete description of the Obligations and is qualified in its entirety by reference to the terms of the Plan document.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.

Item 6.  Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law generally empowers a corporation to indemnify its directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful, and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) with respect to a director, for payments of unlawful dividends or unlawful stock repurchases or redemptions, (4) for any transaction from which the director or officer derived an improper personal benefit or (5) with respect to an officer, in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to the Registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law, as so amended.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock repurchase or redemption may be held liable to the full amount of the dividend unlawfully paid, or to the full amount unlawfully paid for the repurchase or redemption of the corporation’s stock, with interest from the time such liability accrued. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the proceedings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
In addition, the Registrant’s amended and restated bylaws provide that, subject to certain specified limitations, the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of the Registrant’s directors or officers or is or was a director or officer of the Registrant serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that it may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that the Registrant has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or any director or officer of the Registrant who is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.
The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by it to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.
Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.

Exhibit Number	Description
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on signature page hereto).
99.1*	Roblox Corporation Deferred Compensation Plan and Adoption Agreement
107.1*	Filing Fee Table.
* Filed herewith.

Item 9. Undertakings.
A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California, on the 17th day of March, 2023.

Roblox Corporation

By:	/s/ David Baszucki
David Baszucki
Founder, President, and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Baszucki, Michael Guthrie, and Mark Reinstra, and each of them, as their true and lawful attorneys-in-fact and agents with full power of substitution, for them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Baszucki David Baszucki	Founder, President, Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2023

/s/ Michael Guthrie Michael Guthrie	Chief Financial Officer (Principal Financial Officer)	March 17, 2023

/s/ Amy Rawlings Amy Rawlings	Chief Accounting Officer (Principal Accounting Officer)	March 17, 2023

/s/ Gregory Baszucki Gregory Baszucki	Director	March 17, 2023

/s/ Christopher Carvalho Christopher Carvalho	Director	March 17, 2023

/s/ Anthony P. Lee Anthony P. Lee	Director	March 17, 2023

/s/ Andrea Wong Andrea Wong	Director	March 17, 2023

/s/ Gina Mastantuono Gina Mastantuono	Director	March 17, 2023